EXHIBIT 1.03

Irrevocable Waiver

            Reference is made to (i) the Series B Convertible Preferred Stock Subscription Agreement between Moscow CableCom Corp. ("MOCC") and Columbus Nova Investments VIII Ltd. ("CN") dated August 26, 2004, as amended (the "Subscription Agreement"), (ii) the Shareholders Agreement between CN and Moskovskaya Telecommunikatsionnaya Corporatsiya ("COMCOR") dated August 26, 2004 (the "Shareholders Agreement"), and (iii) the $28.5 million Facility Agreement by and among MOCC, ZAO ComCor-TV, Columbus Nova DF Limited (formerly known as Amatola Enterprises Limited) and other parties, as amended (the "Term Loan Agreement").  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subscription Agreement.

            For and in receipt of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by CN, effective as of the date immediately prior to the Closing Date, CN hereby (i) irrevocably waives compliance with the condition precedent to the Closing set forth in Section 6.03(e) of the Subscription Agreement as a condition precedent to the Closing of the Transactions (the "MFON Condition Precedent"), and (ii) confirms to MOCC that CN has obtained the consent of COMCOR (notwithstanding the provisions of Section 6(i) of the Shareholders Agreement to the contrary) to permit CN to waive the MFON Condition Precedent..

            MOCC may rely on this irrevocable waiver for the purpose of closing the Transactions contemplated by the Subscription Agreement and the transactions contemplated by the Term Loan Agreement.

                                                COLUMBUS NOVA INVESTMENTS VIII LTD.

                                                By:__/s/ Andrew Intrater____________________

                                                     Name: Andrew Intrater
                                                     Title: Attorney-in-Fact

Date: December 30, 2004